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                                                                     EXHIBIT 3.1

                              ARTICLES OF AMENDMENT
                                       TO
                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                         SUMMIT BROKERAGE SERVICES, INC.

                             (A FLORIDA CORPORATION)

         Pursuant to the provisions of Section 607.1006, Florida Statutes, this Corporation adopts the following articles of amendment to its Amended and Restated Articles of Incorporation:

         1. The name of the Corporation is SUMMIT BROKERAGE SERVICES, INC.

         2. All of Section E of "Article V - Capital Stock" of the Amended and Restated Articles of Incorporation, which Section E relates to the designation, powers, preferences and other rights and limitations, etc. of Series B 8% Cumulative Convertible Preferred Stock is hereby deleted in its entirety and in connection therewith, the 2,500,000 shares of capital stock formerly designated as Series B 8% Cumulative Convertible Preferred Stock revert back to the pool of authorized but unissued blank check preferred stock of the Corporation under Section B of "Article V - Capital Stock."

         3. The foregoing amendment to the Amended and Restated Articles of Incorporation of the Corporation was adopted and approved by written action in lieu of a meeting of the Corporation's Board of Directors, effective as of April 3, 2003. Shareholder approval was not required pursuant to Section 607.0602 and
Section 607.0631 of the Florida Business Corporation Act.

         IN WITNESS WHEREOF, these Articles of Amendment have been executed this 3rd day of April, 2003.


                                         SUMMIT BROKERAGE SERVICES, INC.


                                         By: /s/ Marshall T. Leeds
                                             -----------------------------------
                                              Marshall T. Leeds,  Chairman and
                                              Chief Executive Officer